Exhibit 99

Form 4 - Joint Filer Information

Name:	Frost Gamma Investments Trust

Address:	4400 Biscayne Boulevard
15th Floor
Miami, Florida 33137

Designated Filer:	Phillip Frost, M.D.

Issuer & Ticker Symbol:	PROLOR Biotech, Inc. (PBTH)

Date of Event Requiring Statement:	September 22, 2011

Signature:	/s/ Phillip Frost, M.D., Trustee
Phillip Frost, M.D., Trustee